Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	12,634,700	1,272.31

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

August 2016 Pricing Supplement Registration Statement No. 333-202524 Dated August 17, 2016 Filed Pursuant to Rule 424(b)(2)

Opportunities in U.S. Equities

$12,634,700 Callable Contingent Income Securities due August 20, 2026

Based on the Level of the S&P 500® Index

Principal at Risk Securities

Callable Contingent Income Securities, which we refer to as the “securities,” do not guarantee the payment of interest or the repayment of any of the stated principal amount. Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment at an annual rate of 8.05% of the stated principal amount, but only if the closing level of the underlying index on the applicable determination date is greater than or equal to 75% of the initial index level, which we refer to as the coupon barrier level. In addition, beginning on August 22, 2017, we will have the right to redeem the securities at our discretion on any quarterly redemption date prior to the maturity date for an amount equal to the sum of the stated principal amount and any contingent quarterly payment otherwise due with respect to the related determination date. An early redemption will be at our discretion and will not automatically occur based on the performance of the underlying index. If the securities have not been previously redeemed and the final index level is greater than or equal to 60% of the initial index level, which we refer to as the downside threshold level, the payment at maturity will be the stated principal amount and, if the final index level is greater than or equal to the coupon barrier level, the contingent quarterly payment for the final determination date. However, if the securities have not been previously redeemed and the final index level is less than the downside threshold level, you will be exposed to the decline in the closing level of the underlying index, as compared to the initial index level, on a 1 to 1 basis and will receive a payment at maturity that is less than 60% of the stated principal amount of the securities and could be zero. As a result, investors must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. Accordingly, the securities do not guarantee any return of principal at maturity. The securities are intended for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risks of principal loss and receiving few or no contingent quarterly payments over the 10-year term of the securities, and the risk of an early redemption at the discretion of the Issuer. Investors will not participate in any appreciation of the underlying index. All payments on the securities are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Underlying index:	S&P 500® Index (Bloomberg symbol: SPX) (the “SPX”)
Aggregate principal amount:	$12,634,700
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	August 17, 2016
Original issue date:	August 22, 2016 (3 business days after the pricing date)
Maturity date:	August 20, 2026, subject to adjustment as described in the accompanying Equity Index Underlying Supplement
Optional early redemption:	Beginning on August 22, 2017, we will have the right to redeem the securities, at our discretion, in whole but not in part, on any quarterly redemption date prior to the maturity date, for the early redemption payment. If we decide to redeem the securities, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the securities on or prior to the applicable early redemption date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) any contingent quarterly payment otherwise due with respect to the related determination date.
Redemption dates:	Each contingent payment date beginning on August 22, 2017.
Contingent quarterly payment:

•      If, on any determination date, the determination closing level or the final index level, as applicable, of the underlying index is greater than or equal to the coupon barrier level, we will pay a contingent quarterly payment at an annual rate of 8.05% of the stated principal amount per security (corresponding to $0.20125 (or 2.0125%) per quarter per security) on the related contingent payment date.

•      If, on any determination date, the determination closing level or the final index level, as applicable, of the underlying index is less than the coupon barrier level, no contingent quarterly payment will be made with respect to that determination date.

It is possible that the level of the underlying index will remain below the coupon barrier level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly payments during the term of the securities.

Determination closing level:	The official closing level of the underlying index on any determination date other than the final determination date, as determined by the calculation agent.

Payment at maturity:	• If the final index level is greater than or equal to the downside threshold level: • If the final index level is less than the downside threshold level:

(i) the stated principal amount and (ii) if the final index level is greater than or equal to the coupon barrier level, the contingent quarterly payment with respect to the final determination date.

(i) the stated principal amount multiplied by (ii) the index performance factor. In this case, the payment at maturity will be less than 60% of the stated principal amount of the securities and could be zero.

Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest).”

Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$10.00	$0.30(1) $0.05(2)	$9.65
Total	$12,634,700	$379,041 $63,173.50	$12,192,485.50

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.35 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.30 for each security they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the $0.35 per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

Terms continued on the following page.

The estimated initial value of the securities as of the pricing date is $9.405 per security, which is less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” below and “Risk Factors” beginning on page 10 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 10 of this pricing supplement, page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Callable Contingent Income Securities due August 20, 2026

Based on the Level of the S&P 500® Index

Principal at Risk Securities

Terms continued from previous page:

Contingent payment dates:	With respect to each determination date other than the final determination date, the 3rd business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Determination dates:	November 17, 2016, February 17, 2017, May 17, 2017, August 17, 2017, November 17, 2017, February 20, 2018, May 17, 2018, August 17, 2018, November 19, 2018, February 19, 2019, May 17, 2019, August 19, 2019, November 18, 2019, February 18, 2020, May 18, 2020, August 17, 2020, November 17, 2020, February 17, 2021, May 17, 2021, August 17, 2021, November 17, 2021, February 17, 2022, May 17, 2022, August 17, 2022, November 17, 2022, February 17, 2023, May 17, 2023, August 17, 2023, November 17, 2023, February 20, 2024, May 17, 2024, August 19, 2024, November 18, 2024, February 18, 2025, May 19, 2025, August 18, 2025, November 17, 2025, February 17, 2026, May 18, 2026, and August 17, 2026 (the final determination date), each subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” the accompanying Equity Index Underlying Supplement.
Index performance factor:	Final index level / initial index level
Coupon barrier level:	1,636.67, which is 75% of the initial index level (rounded to two decimal places)
Downside threshold level:	1,309.33, which is 60% of the initial index level (rounded to two decimal places)
Initial index level:	2,182.22, which was the official closing level of the underlying index on the pricing date.
Final index level:	The official closing level of the underlying index on the final determination date.
Official closing level:	The official closing level of the underlying index on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “SPX <INDEX>,” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Estimated initial value:	The estimated initial value of the securities is less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. See “Risk Factors—The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN:	40434V269 / US40434V2694

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

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Principal at Risk Securities

Investment Summary

Callable Contingent Income Securities

Principal at Risk Securities

The Callable Contingent Income Securities due August 20, 2026 Based on the Level of the S&P 500® Index, which we refer to as the “securities,” provide an opportunity for investors to earn a contingent quarterly payment at an annual rate of 8.05% of the stated principal amount but only if the determination closing level or the final index level, as applicable, of the underlying index on the applicable determination date is greater than or equal to the coupon barrier level. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date (which is the 3rd business day after the related determination date) or the maturity date, as applicable. It is possible that the closing level of the underlying index could remain below the coupon barrier level for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly payments.

Beginning on August 22, 2017, we will have the right to redeem the securities at our discretion on any quarterly redemption date prior to the maturity date for an amount equal to the sum of the stated principal amount and any contingent quarterly payment otherwise due with respect to the related determination date. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying index. If the securities have not previously been redeemed and the final index level is greater than or equal to the downside threshold level, the payment at maturity will be the stated principal amount and, if the final index level is greater than or equal to the coupon barrier level, the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final index level is less than the downside threshold level, investors will be exposed to the decline in the closing level of the underlying index, as compared to the initial index level, on a 1 to 1 basis and will receive a payment at maturity that is less than 60% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payments. In addition, investors will not participate in any appreciation of the underlying index.

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Based on the Level of the S&P 500® Index

Principal at Risk Securities

Key Investment Rationale

The securities do not guarantee the payment of interest or the repayment of any stated principal amount. Instead, the securities offer investors an opportunity to earn a contingent quarterly payment at an annual rate of 8.05% of the stated principal amount but only if the determination closing level or the final index level, as applicable, of the underlying index on the applicable determination date is greater than or equal to the coupon barrier level. In addition, beginning on August 22, 2017, we will have the right to redeem the securities at our discretion on any quarterly redemption date prior to the maturity date for a redemption payment equal to the sum of the stated principal amount plus any contingent quarterly payment otherwise due with respect to the related determination date. If the securities are not redeemed prior to maturity, the payment at maturity will vary depending on the final index level, as follows:

Scenario 1

On any contingent payment date (other than the first three contingent payment dates and the maturity date), we elect to redeem the securities.

▪     The securities will be redeemed for (i) the stated principal amount plus (ii) any contingent quarterly payment otherwise due with respect to the related determination date.

▪     Investors will not participate in any appreciation of the underlying index from the initial index level.

Scenario 2

The securities are not redeemed prior to maturity and the final index level is greater than or equal to the downside threshold level.

▪     The payment due at maturity will be (i) the stated principal amount and (ii) if the final index level is greater than or equal to the coupon barrier level, the contingent quarterly payment with respect to the final determination date.

▪     Investors will not participate in any appreciation of the underlying index from the initial index level.

Scenario 3

The securities are not redeemed prior to maturity and the final index level is less than the downside threshold level.

▪     The payment due at maturity will be (i) the stated principal amount multiplied by (ii) the index performance factor.

▪     Investors will lose a significant portion, and may lose all, of their principal in this scenario.

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Based on the Level of the S&P 500® Index

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing level and (2) the final index level.

Diagram #1: First, Second and Third Determination Dates

Diagram #2: Determination Dates (Other Than the First, Second, Third and Final Determination Dates)

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Diagram #3: Payment at Maturity if No Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see the section “Hypothetical Examples” below.

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Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Index Level:	2,000.00
Hypothetical Coupon Barrier Level:	1,500.00, which is 75% of the hypothetical initial index level
Hypothetical Downside Threshold Level:	1,200.00, which is 60% of the hypothetical initial index level
Contingent Quarterly Payment:	8.05% per annum (corresponding to $0.20125 (or 2.0125%) per quarter per security)[1]
Stated Principal Amount:	$10.00 per security

1 The actual contingent quarterly payment will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day count basis. The contingent quarterly payment of $0.20125 is used in these examples for ease of analysis.

In Examples 1 and 2, the closing level of the underlying index fluctuates over the term of the securities and we elect to call the securities on one of the contingent payment dates (other than the first three contingent payment dates and the maturity date). In Examples 3 and 4, the securities are not redeemed prior to, and remain outstanding until, maturity. Any redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying index.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Level	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Determination Closing Level	Contingent Quarterly Payment	Early Redemption Payment*
#1	1,100.00	$0	N/A	1,895.00	$0.20125	N/A
#2	1,200.00	$0	N/A	1,100.00	$0	N/A
#3	1,300.00	$0	N/A	1,050.00	$0	N/A
#4	2,500.00	—*	$10.20125	1,100.00	$0	N/A
#5	N/A	N/A	N/A	1,700.00	$0.20125	N/A
#6	N/A	N/A	N/A	1,600.00	$0.20125	N/A
#7	N/A	N/A	N/A	1,150.00	$0	N/A
#8	N/A	N/A	N/A	1,600.00	$0.20125	N/A
#9	N/A	N/A	N/A	1,700.00	$0.20125	N/A
#10	N/A	N/A	N/A	1,100.00	$0	N/A
#11	N/A	N/A	N/A	1,050.00	$0	N/A
#12	N/A	N/A	N/A	1,000.00	—*	$10.00
#13 to #39	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The early redemption payment includes any unpaid contingent quarterly payment with respect to the related determination date.

▪	In Example 1, we elect to redeem the securities on the fourth contingent payment date. As the closing level on each of the first three determination dates is less than the coupon barrier level, no contingent quarterly payment was made with respect to those dates. As the closing level on the fourth determination date is greater than the coupon barrier level, the early redemption payment you receive on the fourth contingent payment date includes the contingent quarterly payment due with respect to that determination date, and the early redemption payment is calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.20125 = $10.20125

In this example, the optional early redemption feature limits the term of your investment to approximately 12 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Further, although the underlying index has appreciated by 25% from the initial index level on the fourth determination date, you only receive $10.20125 per security upon redemption and do not benefit from this appreciation.

▪	In Example 2, we elect to redeem the securities on the 12th contingent payment date. As the closing level on each of the first, fifth, sixth, eighth and ninth determination dates is greater than the coupon barrier level, you would receive the contingent quarterly payment of $0.20125 with respect to each of those determination dates. However, because the

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closing level of the underlying index is below the coupon barrier level on the 12th determination date, the early redemption payment you receive on the 12th contingent payment date does not include any contingent quarterly payment with respect to that determination date, and the early redemption payment is equal to the stated principal amount of $10.00.

In this example, the optional early redemption feature limits the term of your investment to approximately 36 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will not receive any additional contingent quarterly payments. The total payments on the securities will amount to $11.00625 per security.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Level	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Closing Level	Contingent Quarterly Payment	Early Redemption Payment
#1	1,050.00	$0	N/A	900.00	$0	N/A
#2	1,100.00	$0	N/A	1,100.00	$0	N/A
#3	1,100.00	$0	N/A	1,050.00	$0	N/A
#4	1,000.00	$0	N/A	1,100.00	$0	N/A
#5	900.00	$0	N/A	1,150.00	$0	N/A
#6	950.00	$0	N/A	1,100.00	$0	N/A
#7	1,000.00	$0	N/A	1,100.00	$0	N/A
#8	1,100.00	$0	N/A	950.00	$0	N/A
#9	1,050.00	$0	N/A	900.00	$0	N/A
#10	1,100.00	$0	N/A	1,175.00	$0	N/A
#11	1,000.00	$0	N/A	1,150.00	$0	N/A
#12	1,100.00	$0	N/A	1,175.00	$0	N/A
#13 to #39	Various (below coupon barrier level)	$0	N/A	Various (below coupon barrier level)	$0	N/A
Final Determination Date	1,100.00	$0	N/A	1,400.00	—	N/A
Payment at Maturity	$5.50			$10.00

Examples 3 and 4 illustrate the payment at maturity per security based on the final index level.

▪	In Example 3, the securities are not redeemed prior to maturity and the closing level of the underlying index remains below the coupon barrier level on each determination date during the term of the securities. As a result, you would not receive any contingent quarterly payment during the term of the securities. Because the final index level is less than the downside threshold level, at maturity, you would be fully exposed to the decline in the closing level of the underlying index. As the final index level is less than the downside threshold level, your payment at maturity is calculated as follows:

$10 × 1,100.00 / 2,000.00 = $5.50

In this example, the amount you would receive at maturity is significantly less than the stated principal amount. In addition, you would not be entitled to receive any contingent quarterly payments during the term of the securities.

▪	In Example 4, the securities are not redeemed prior to maturity and the closing level of the underlying index is below the coupon barrier level on each of the 1st through the 39th determination date. As a result, the contingent quarterly payment is not payable for any of those determination dates. At maturity, although the final index level is less than the initial index level, because the final index level is still not less than the downside threshold level, you would receive the stated principal amount at maturity. However, because the final index level is below the coupon barrier level, no contingent quarterly payment is payable with respect to the final determination date. Your payment at maturity is equal to the stated principal amount of $10.00.

In this example, although the final index level represents a 30% decline from the initial index level, because the final index level is greater than or equal to the downside threshold level, you would receive the stated principal amount.

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Investor Suitability

The securities may be suitable for you if:	The securities may not be suitable for you if:

▪     You believe that the closing levels of the underlying index will be equal to or greater than the coupon barrier level on most or all of the determination dates, and not below the downside threshold level on the final determination date.

▪     You are willing to make an investment that is potentially exposed to downside performance of the underlying index on a 1-to-1 basis.

▪     You are willing to hold the securities that may be called at our discretion on any of the redemption dates.

▪     You are willing to invest in securities, the maximum potential return of which is limited to any contingent quarterly payments payable on the securities.

▪     You are willing to forgo distributions paid on the stocks included in the underlying index.

▪     You are willing to hold the securities to maturity.

▪     You do not seek an investment for which there will be an active secondary market.

▪     You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪     You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

▪     You believe that the closing levels of the underlying index will be less than the coupon barrier level on most or all of the determination dates, and/or below the downside threshold level on the final determination date.

▪     You are unwilling to make an investment that is potentially exposed to the downside performance of the underlying index on a 1-to-1 basis.

▪     You are unable or unwilling to hold the securities that may be called at our discretion on any of the redemption dates.

▪     You are unwilling to invest in securities, the maximum potential return of which is limited to any contingent quarterly payments payable on the securities.

▪     You are not willing to forgo distributions paid on the stocks included in the underlying index.

▪     You are unwilling to hold the securities to maturity.

▪     You prefer to receive guaranteed periodic interest payments on your investment.

▪     You seek an investment for which there will be an active secondary market.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Risk Factors

We urge you to read the section “Risk Factors” on page S-1 in the accompanying prospectus supplement and on page S-2 of the Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in the securities included in the underlying index. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement; and

“— General Risks Relating to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	You may lose your entire initial investment. The securities do not guarantee any return of principal. The securities differ from ordinary debt securities in that we will not necessarily pay the full principal amount of the securities at maturity. HSBC will only pay you the principal amount of your securities at maturity if the securities have not been redeemed at our discretion prior to maturity and the final index level is greater than or equal to the downside threshold level. If the final index level is less than the downside threshold level, you will be exposed to the decline in the closing level of the underlying index, as compared to the initial index level, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor. In this case, the payment at maturity will be less than 60% of the stated principal amount and could be zero.

▪	You will not receive any contingent quarterly payment for any quarterly period where the determination closing level or the final index level, as applicable, of the underlying index is less than the coupon barrier level on the related determination date. A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing level or the final index level is greater than or equal to the coupon barrier level on the related determination date. It is possible that the closing level of the underlying index could be below the coupon barrier level on most or all of the determination dates so that you will receive few or no contingent quarterly payments.

▪	Investors will not participate in any appreciation of the underlying index, and your return on the securities is limited to the principal amount plus any contingent quarterly payments, regardless of any appreciation in the level of the underlying index. Investors will not participate in any appreciation of the underlying index from the initial index level. Unless the final index level is less than the coupon barrier level, you will receive at maturity the stated principal amount plus the contingent quarterly payment with respect to the final determination date, regardless of any appreciation in the level of the underlying index, which may be significant. The return on the securities will be limited to the contingent quarterly payment that is payable with respect to each determination date on which the determination closing level or the final index level, as applicable, of the underlying index is greater than or equal to the coupon barrier level. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the securities comprising the underlying index during the term of the securities.

▪	The securities may be called at our discretion prior to the maturity date. If the securities are called early at our discretion, the holding period over which you will receive contingent quarterly payments could be as little as 12 months. If the securities are redeemed prior to the maturity date, you will receive no more contingent quarterly payments. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk following a call.

It is more likely that we will redeem the securities when it would be advantageous for you to continue to hold the securities. As such, we will be more likely to redeem the securities when the expected closing level of the underlying index on the determination dates is at or above the coupon barrier level, which would otherwise result in an amount of interest payable on the securities that is greater than instruments of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the securities when the securities are paying an above-market coupon. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupon

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payments, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

On the other hand, we will be less likely to exercise our redemption right when the closing level of the underlying index is below the coupon barrier level and/or when the final index level is expected to be below the downside threshold level, such that you will receive no contingent quarterly payments and/or that you will suffer a significant loss on your initial investment in the securities at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will receive few or no contingent quarterly payments and suffer a significant loss at maturity.

▪	The amounts payable on the securities are not linked to the levels of the underlying index at any time other than on the determination dates, including the final determination date. The payments on the securities will be based on the closing level of the underlying index on each determination date, subject to postponement for non-trading days and certain market disruption events. As a result, you will not know whether you will receive the contingent quarterly payment or the amount of payment at maturity until the relevant determination date. Even if the level of the underlying index appreciates prior to an applicable determination date but then decreases on that day to a level that is below the coupon barrier level, the contingent quarterly payment on the securities will not be payable for that determination date. Similarly, even if the level of the underlying index appreciates prior to the final determination date but then decreases on that day to a level that is below the downside threshold level, the payment at maturity will be less, and may be significantly less, than it would have been had the securities been linked to the level of the underlying index on a date prior to the final determination date. Although the actual level of the underlying index on the maturity date or at other times during the term of the securities may be higher than its level on one or more determination dates, the payments on the securities will be based solely on the levels of the underlying index on the determination dates.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the market price of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the values, volatilities and dividend yields, as applicable, of the underlying index and the securities comprising the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Some or all of these factors may adversely affect the market value of the securities. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information About the Underlying Index” below. You may receive less, and possibly significantly less, than the stated principal amount if you try to sell your securities prior to maturity.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities and could lose your entire investment.

▪	Investing in the securities is not equivalent to investing in the securities included in the underlying index. Investing in the securities is not equivalent to investing in the component securities of the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the securities included in the underlying index. In addition, the publisher of the underlying index may make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing

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to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We determined the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 24 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the underlying index and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	Hedging and trading activity by our affiliates could adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers has carried out and expects to continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or its component securities), including trading in the component securities as well as other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates may also trade the component securities and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index level and, as a result, the coupon barrier level, which

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is the level at or above which the underlying index must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, the downside threshold level in order for you to avoid being exposed to the negative performance of the underlying index at maturity. Additionally, such hedging or trading activities during the term of the securities could adversely affect the level of the underlying index on the determination dates and, accordingly, whether the contingent quarterly payment is payable or the payment at maturity, if any.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates has determined the initial index level, the coupon barrier level and the downside threshold level and will determine the final index level, whether the contingent quarterly payment will be paid on each contingent payment date, whether a market disruption event has occurred with respect to the underlying index, and the payment that you will receive upon an early redemption or at maturity, if any. Moreover, certain determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events. These determinations, which may be subjective, may adversely affect the payout to you upon an early redemption or at maturity, if any. See “Additional Terms of the Notes—Discontinuance or Modification of an Index” and “—Market Disruption Event” in the Equity Index Underlying Supplement.

▪	The securities are not insured by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amounts due on the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes.

Please read the discussion under “Additional Information About the Securities – Additional Provisions – Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as ordinary income to you at the time received or accrued in accordance with your regular method of tax accounting. If the Internal Revenue Service (“IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. Non-U.S. Holders should note that the entire amount of the contingent quarterly payments will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty), and we will not be required to pay any additional amounts with respect to amounts withheld. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any U.S. Treasury Department regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdictions.

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Information About the Underlying Index

S&P 500® Index Overview

The underlying index is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of July 31, 2016 were: Information Technology, Financials, Health Care, Consumer Discretionary and Consumer Staples.

For more information about the underlying index, see “The S&P 500® Index” beginning on page S-44 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SPX based on its daily historical official closing level from January 2, 2008 through August 17, 2016. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical performance of the SPX should not be taken as an indication of its future performance, and no assurance can be given as to the level of the SPX at any time, including on the determination dates.

Historical Performance of the S&P 500® Index – Daily Official Closing Levels January 2, 2008 to August 17, 2016

* The blue solid line indicates the coupon barrier level and the red solid line indicates the downside threshold level.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover and page 2 of this document.

Additional Provisions
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40434V269
ISIN:	US40434V2694
Minimum ticketing size:	$1,000 / 100 securities
Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at maturity” in this pricing supplement except that the accelerated contingent quarterly payment will be calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the final determination date for purposes of determining the final index level. If a market disruption event exists with respect to the underlying index on that scheduled trading day, then the accelerated final determination date for the underlying index will be postponed for up to 5 scheduled trading days (in the same manner used for postponing the originally scheduled final determination date). The accelerated maturity date will then be the 3rd business day following the postponed accelerated final determination date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the prospectus.

Tax considerations:

Prospective investors should note that the discussion under the section called “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•     purchase the securities at their “issue price”; and

•     hold the securities as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•     certain financial institutions;

•     insurance companies;

•     certain dealers and traders in securities, commodities or foreign currencies;

•     investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•     U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•     partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•     regulated investment companies;

•     real estate investment trusts;

•     tax-exempt entities, including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively; or

•     persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.

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Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Department regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security could be treated as a single financial contract that provides for a contingent quarterly payment. Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as ordinary income to you at the time received or accrued in accordance with your regular method of tax accounting. Subject to the limitations described herein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a single financial contract that provides for a contingent quarterly payment.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the tax treatment described herein. Accordingly, you should consult your tax advisor regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder, as defined below, in the case of a USRPHC. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•     an individual who is a citizen or resident of the United States, for U.S. federal income tax purposes;

•     a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•     an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Payment. Any contingent quarterly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance

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with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities. Upon a sale, exchange, early redemption or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly payment, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange, early redemption or settlement, and should be short-term capital gain or loss otherwise. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. In particular, the IRS could seek to treat a security as a single debt instrument. Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, a U.S. Holder would generally be required to accrue interest income over the term of the securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the securities. In addition, any gain a U.S. Holder might recognize upon the sale, exchange, early redemption or settlement of the securities would be ordinary income and any loss recognized by a U.S. Holder would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss. Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in other tax consequences that are different from those described above. For example, the IRS could assert that any gain or loss that a U.S. Holder may recognize upon the sale, exchange, early redemption or maturity of the securities should be treated as ordinary gain or loss.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities. On December 7, 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

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•     an individual who is classified as a nonresident alien;

•     a foreign corporation; or

•     a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•     a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•     certain former citizens or residents of the United States; or

•     a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities.

Because the U.S. federal income tax treatment (including the applicability of withholding) of contingent quarterly payments on the securities is uncertain, the entire amount of the contingent quarterly payments will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from, withholding under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax advisors regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% (or a lower rate under an applicable treaty) U.S. withholding tax if paid to a Non-U.S. Holder. Under U.S. Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instrument, may be treated as dividend equivalents. However, this withholding on “dividend equivalent” payments, if any, will not apply to securities issued before January 1, 2017. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes in addition to the withholding tax described above without being required to pay any additional amounts with respect to amounts so withheld.

U.S. Federal Estate Tax

Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a

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holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, or otherwise establishes an exemption. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity or otherwise establishes an exemption.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale, exchange, redemption or other disposition of the securities will only apply to dispositions after December 31, 2018. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the securities.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.35 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.30 for each security they sell. Of the $0.35 per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Where you can find more information:

This pricing supplement relates to an offering of securities linked to the underlying index. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of the securities relates to the underlying index, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying index or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

August 2016	Page 19

Callable Contingent Income Securities due August 20, 2026

Based on the Level of the S&P 500® Index

Principal at Risk Securities

Validity of the securities:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

August 2016	Page 20